As filed with the Securities and Exchange Commission on January 25, 2016

Registration No. 333-55940

Registration No. 333-89044

Registration No. 333-124846

Registration No. 333-133931

Registration No. 333-162185

Registration No. 333-175569

Registration No. 333-19192

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-55940

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-89044

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-124846

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-133931

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-162185

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-175569

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-191912

UNDER THE SECURITIES ACT OF 1933

EPL Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	72-1409562 (I.R.S. Employer Identification Number)

1021 Main Street, Suite 2626 Houston, Texas 77002 (713) 351-3000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

AMENDED AND RESTATED 2000 LONG TERM STOCK INCENTIVE PLAN

AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS

STOCK AND DEFERRAL PLAN FOR NON-EMPLOYEE DIRECTORS

BONUS SHARES ISSUED BY ENERGY PARTNERS, LTD.

2006 LONG TERM STOCK INCENTIVE PLAN

2009 LONG TERM INCENTIVE PLAN

(Full title of the plan)

Name, address, including zip code, and telephone number, including area code, of agent for service:	Copy of communications to:

Rick D. Fox Chief Financial Officer EPL Oil & Gas, Inc. 1021 Main Street, Suite 2626 Houston, Texas 77002 (713) 351-3000	Sarah Morgan Shane Tucker Vinson & Elkins L.L.P. 2001 Ross Avenue, Suite 3700 Dallas, Texas 75201-2975 214-220-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are being filed to deregister unsold shares of common stock, par value $0.001 per share (the “Shares”), of EPL Oil & Gas, Inc., formerly Energy Partners, Ltd. (the “Registrant”), under the Registration Statements on Form S-8 filed by the Registrant (File Nos. 333-55940, 333-89044, 333-124846, 333-133931, 333-162185, 333-175569, and 333-191912) (the “Registration Statements”) with the Securities and Exchange Commission pertaining to the registration of Shares offered under the Registrant’s Amended and Restated 2000 Long Term Stock Incentive Plan (formerly known as the “2000 Long Term Stock Incentive Plan”), Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors (formerly known as the “2000 Stock Option Plan for Non-Employee Directors”), Stock and Deferral Plan for Non-Employee Directors, Bonus Shares Issued By Energy Partners, Ltd., 2006 Long Term Stock Incentive Plan and 2009 Long Term Incentive Plan.

On June 3, 2014, pursuant to the Agreement and Plan of Merger, dated as of March 12, 2014, by and among Energy XXI (Bermuda) Limited (“Energy XXI”), Energy XXI Gulf Coast, Inc., Clyde Merger Sub, Inc. (“Merger Sub”) and the Registrant, Merger Sub merged with and into the Registrant, with the result that Registrant became an indirect, wholly-owned subsidiary of Energy XXI (the “Merger”). As a result of the Merger, each issued and outstanding Share was converted into the right to receive consideration consisting of approximately 65% in cash and 35% in shares of common stock of Energy XXI, par value $0.005 per share.

As a result of the Merger, the Registrant has terminated all offerings of its Shares pursuant to its existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements, the Registrant hereby removes from registration, by means of the Post-Effective Amendments, any of the Shares registered that remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 25th day of January, 2016.

EPL OIL & GAS, INC.

By:	/s/ Rick D. Fox
Name: Rick D. Fox
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments have been signed below by the following persons in the capacities indicated on January 25, 2016.

Name	Title

/s/ Antonio de Pinho	President
Antonio de Pinho	(Principal Executive Officer)

/s/ Rick D. Fox	Chief Financial Officer
Rick D. Fox	(Principal Financial Officer and
Principal Accounting Officer)

/s/ John D. Schiller, Jr.	Director
John D. Schiller, Jr.

/s/ Bruce W. Busmire	Director
Bruce W. Busmire